Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

October 22, 2014

LAKES ENTERTAINMENT, INC. ANNOUNCES

FINAL TRANSFER OF DANIA INTEREST

MINNEAPOLIS, October 22, 2014 - Lakes Entertainment, Inc. (LACO) announced that on October 17, 2014, it received a payment of approximately $1.4 million from ONDISS Corp. (“ONDISS”) for the transfer of Lakes’ remaining interest in Dania Entertainment Center, LLC (“DEC”) to ONDISS. Lakes Florida Development, LLC, a wholly owned subsidiary of Lakes, had previously entered into a Purchase Agreement with ONDISS pertaining to the sale of Lakes’ membership interest of DEC (“Purchase Agreement”). The Purchase Agreement provided that ONDISS would pay Lakes a total purchase price of approximately $2.6 million for Lakes’ ownership in DEC. ONDISS made an initial payment to Lakes of $1.0 million on April 21, 2014 at which time 40% of Lakes’ ownership in DEC was transferred to ONDISS. The remaining purchase price was scheduled to be made over three equal semi-annual installments of approximately $0.5 million, and 20% of Lakes’ ownership in DEC would be transferred to ONDISS upon each payment. In place of the three remaining payments, Lakes and ONDISS negotiated the discounted final payment amount of approximately $1.4 in consideration of Lakes transferring its remaining ownership in DEC on October 17, 2014. As a result of this payment, Lakes will recognize a gain of $1.4 million during the fourth quarter of 2014.

“We are pleased to have closed out our investment in Dania,” said Lyle Berman, CEO of Lakes. “Given the current uncertainty in the Florida gaming market, we believe that receiving the accelerated payment of $1.4 for our remaining ownership in Dania is a good result for our shareholders,” added Mr. Berman.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland, and has an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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